Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 5, 2025, with respect to the financial statements of Grayscale CoinDesk Crypto 5 ETF (formerly Grayscale Digital Large Cap Fund LLC), incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

New York, New York

September 18, 2025